Exhibit (h)(ix)

SCHEDULE A

to the

FEE WAIVER AND EXPENSE LIMITATION AGREEMENT

For

Certain Series Listed on Schedule A with Fund-of-Funds Exposure

Revised as of February 1, 2026

MAXIMUM OPERATING EXPENSE LIMITS

Fund Name	Class of Shares	Maximum Operating Expense Limit[1]	Expiration Date of Expense Limit[2]
Barrow Hanley Credit Opportunities Fund	Institutional Shares	77bps	February 1, 2027
	Advisor Shares	87bps	February 1, 2027
	Investor Shares	102bps	February 1, 2027
	Class Z Shares	77bps	February 1, 2027

Schedule A to the Fee Waiver and Expense Limitation Agreement is hereby Agreed and Acknowledged as of the date first above written:

PERPETUAL AMERICAS FUNDS TRUST, on behalf of itself and each of its series as set forth on Schedule A

By:	/s/ David Lebisky

Name:	David Lebisky
Title:	Chief Compliance Officer

JOHCM (USA) INC (d/b/a PERPETUAL AMERICAS FUNDS SERVICES)

By:	/s/ Christopher Golden

Name:	Christopher Golden
Title:	US General Counsel and Managing Director US Fund Platform

[Signature Page to Schedule A of the Fee Waiver and Expense Limitation Agreement]

1 Expressed as a percentage of a Fund’s average daily net assets.

2 The Expense Limit shall continue in effect thereafter for additional one year periods so long as such continuation is approved at least annually by JOHCM (USA) Inc (d/b/a Perpetual Americas Funds Services) and the Board of Trustees of the Trust.

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